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                                                                     Exhibit 4.2


                            SONIC INNOVATIONS, INC.

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                                2000 STOCK PLAN

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     This Prospectus relates to shares of Common Stock (the "Common Stock") of
Sonic Innovations, Inc., (the "Company") offered to employees of the Company pursuant to options, stock appreciation rights and stock awards granted under the Company's 2000 Stock Plan (the "Plan"). The terms and conditions of grants made pursuant to the Plan, including the prices of the shares of Common Stock, are governed by the provisions of the Plan and the agreements thereunder.

                           -------------------------

            THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                    THE SECURITIES ACT OF 1933, AS AMENDED.

     The Company's executive offices are located at 2795 East Cottonwood Parkway, Suite 660, Salt Lake City, Utah 84121, and its telephone number at that location is (801) 365-2800.
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     This Prospectus contains information concerning the Company and the Plan but does not contain all the information set forth in the Registration Statement on Form S-8 for the Plan, which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement, including the exhibits thereto, may be inspected at the Commission's office in Washington, D.C. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commissions Web site is http:\\www.sec.gov.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person,
(i) a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, and (ii) a copy of any other documents required to be delivered to optionees or holders of rights under the Plan pursuant to Rule 428(b) under the Securities Act, including the Company's most recent Annual Report to Shareholders, proxy statement and other communications distributed to its shareholders generally. Requests for such copies and requests for additional information about the Plan and its Administrator should be directed to Stephen
L. Wilson, Chief Financial Officer of the Company at 2795 East Cottonwood Parkway, Suite 660, Salt Lake City, Utah 84121. The telephone number at which Mr. Wilson may be reached is (801) 365-2800.

     Except for written information provided by the person set forth in the foregoing paragraph, the Company has not authorized any information or representations, other than those contained in this Prospectus, to be given or made in connection with the Plan. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offering in any state in which such offering may not lawfully be made.
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             QUESTIONS AND ANSWERS ABOUT THE SONIC INNOVATIONS, INC

                                2000 STOCK PLAN

What is the Plan?

     The Company's 2000 Stock Plan (the "Plan") was adopted by the Board of Directors and approved by stockholders to enable employees to own Common Stock of the Company and take advantage of the tax benefits allowed to employer stock plans by the Internal Revenue Code of 1986, as amended (the "Code").

     The Plan is not a qualified deferred compensation plan under 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974. The Plan automatically terminates in May 1, 2010 unless terminated earlier by the board of directors of the Company.

How Many Shares of Stock are Reserved for Issuance Under the Plan?

     The maximum aggregate number of shares of the Company's Common Stock that may be sold under the Plan is 2,226,488 plus an annual increase to be added on each January 1st equal to the lesser of (i) 789,474 shares, (ii) 5% of the outstanding shares on that date or (ii) a lesser amount determined by the Company's Board of Directors (the "Board").

     No service provider may be granted options for more than 500,000 shares of the Company's Common Stock in one fiscal year, other than a one-time additional grant of up to 500,000 shares to newly-hired employees.

Who Administers the Plan?

     The Board of Directors of the Company or the Compensation Committee appointed by the Board (the "Administrator") administers the Plan. The Committee is currently composed of two non-employee directors of the Company. Members of the Board of Directors generally are elected for three-year terms but can be removed from office upon a sufficient vote of the stockholders.

     The members of the Committee are chosen by the Board so that grants made under the Plan to officers and directors of the Company who are subject to liability under Section 16 of the Securities Exchange Act of 1934 ("Section 16 Insiders"), and other transactions by such persons, qualify for the maximum exemption from Section 16 liability provided by Rule 16b-3.

     The Administrator has final authority to interpret any provision of the Plan or any grant made under the Plan.
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Who is Eligible to Participate in the Plan?

     Employees of, directors of or provider of service to the Company or any parent, affiliate or subsidiary are eligible to receive nonstatutory stock options ("NSOs") and stock purchase rights ("SPRs").

     Only employees of the Company or any parent or subsidiary of the Company are eligible to receive incentive stock options ("ISOs").

What Kinds of Grants are Permitted Under the Plan?

     The Plan permits the Company to grant ISOs, NSOs and SPRs ("Awards"). Each of these grants is described below. The "Tax Information" section summarizes the U.S. tax treatment of each of these grants.

Who Selects the Persons Who Receive Grants?

     Only the Administrator can select the employees who receive Awards under the Plan, and, subject to the provisions of the Plan, determine the terms of each Award and the number of shares subject to each Award.

What is a Stock Option?

     An option is a right to buy stock at a fixed price for a certain period of time. ISOs are options that qualify for preferred tax treatment under Section 422 of the U.S. Tax Code. ISOs can only be granted to U.S. employees. NSOs are options that do not qualify as ISOs.

     Subject to the terms of the Plan, the Administrator determines the term of each option, the number of shares subject to each option, and the time each option may be exercised. However, the term of an ISO may not exceed ten years from the date of grant. Under certain circumstances, the term of an ISO may not exceed five years from the date of grant.

     The Administrator also determines the option exercise price. However, the exercise price of an ISO may not be less than the fair market value of the Common Stock on the date of grant. Under certain circumstances, the exercise price of an ISO may not be less than 110% of the fair market value on the date of grant.

     If an optionee's employment relationship, directorship and/or consulting relationship terminates for any reason, his or her option may be exercised to the extent it was exercisable on the date of such termination for a period of time determined by the Administrator at the time the option is granted. In the case of a termination other than for disability or death, the period for exercise of an option following termination generally will be three months. In the case of a termination for disability or death, the period for exercise following termination generally will be twelve months. In no event may an option be exercised after the expiration of the original term of the option.
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     The Administrator determines how an optionee may pay the exercise price of an option. The Plan specifically states that the following are acceptable forms of consideration: cash, check, promissory note, certain other shares of Common Stock, "cashless exercise," a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law or any combination thereof. Subject to the Administrator's discretion, an optionee who incurs a tax liability upon the exercise of an option may satisfy any withholding obligation by electing to have the Company retain a sufficient number of shares to cover the withholding obligation.

     The Administrator may at any time offer to buy out any outstanding option, based on such terms and conditions as the Administrator shall establish and communicate to the optionee at the time such offer is made.

What is the Term of an Option?

     The Committee determines the term of each option and the time each option may be exercised. In the case of ISOs, the term may not exceed ten years from the date of grant.

How is the Exercise Price of an Option Determined?

     The Committee determines the option exercise price. However, the exercise price may not be less than 100% of the fair market value of the Common Stock on the date of grant.

What is "Fair Market Value"?

     The "fair market value" of a Company's stock is the price that a reasonable person could be expected to pay for the stock. For purposes of the Plan, the fair market value is determined by taking the closing sales price for the Common Stock on the last market trading day prior to the grant date of the option.

What is Vesting?

     Vesting refers to the process of an option becoming exercisable and is typically tied to continued employment with the Company. Thus, as the Option vest, the optionee may (but is not required to) exercise the vested portion of the Option.

What Does the Term "Exercise" Mean?

     When an option is exercised, the optionee essentially purchases the stock from the Company at the "option" or "exercise" price.
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How is an Option Exercised?

     The Committee determines how an optionee may pay the exercise price of an option and lists the alternatives in the optionee's Option agreement. The Plan specifically states that the following are acceptable forms of consideration: cash, check, promissory note, certain other shares of Common Stock, or delivery of irrevocable instructions to a broker to deliver to the Company the appropriate amount of proceeds from the sale of the shares exercised (often referred to as a "cashless exercise").

What Happens to an Option Upon Termination of Employment?

     If an optionee terminates his or her employment as a result of the optionee's total and permanent disability, the optionee may exercise the option within the period of time specified in the option agreement, but only to the extent that the option is vested (which shall be three months following the optionee's termination in the absence of a specified time in the option agreement).

     If the optionee dies while a service provider, the optionee's estate or a person who acquires the right to exercise the option by bequest or inheritance may exercise the option within the period of time specified in the option agreement, but only to the extent that the option is vested.

     If an optionee ceases to be a service provider, other than upon death or disability, the optionee may exercise the option within the period of time specified in the option agreement, but only to the extent that the option is vested.

What is an SPR?

     An SPR is a right to buy Common Stock of the Company. The terms and conditions under which stock may be purchased pursuant to an SPR are determined by the Administrator. Upon the grant of an SPR, the Company will generally retain the right to repurchase the Common Stock at its original purchase price if the employment relationship, directorship and/or consulting relationship of the grantee is terminated. The repurchase right lapses each year according to a schedule that is determined by the Administrator.

What Terms Apply to All Awards?

     Written Agreements. Awards granted under the Plan are evidenced by a written agreement, delivered either manually or electronically, between the Company and the employee, director or consultant to whom the award is granted.

     Non-transferability of Options and Rights. Subject to the discretion of the Administrator, awards granted under the Plan are generally non-transferable by the participant, other than by will or the laws of descent and distribution, and may generally be exercised during the lifetime of the participant only by him or her.
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     Adjustment on Changes in Capitalization.  In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of issued shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment will be made in the price of each option and right and in the number of shares subject to each option and right.

     Effect of Dissolution or Liquidation of the Company. In the event of a proposed dissolution or liquidation of the Company, the Administrator may, in its discretion, provide that all outstanding options and rights will become vested and exercisable as to all shares subject to options and rights, including shares as to which the options and rights would not otherwise be vested or exercisable.

     Effect of Acquisition of the Company. In the event of the merger of the Company with or into another corporation, or the sale of all or substantially all of the Company's assets, each outstanding option and right shall be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If the successor corporation refuses to assume or substitute for the outstanding options or rights, such options or rights will become vested and exercisable as to all shares subject to the option or right, including shares as to which the options or rights would not otherwise be vested or exercisable.

     Amendment and Termination. The Board may amend, alter, suspend or discontinue the Plan at any time, but such amendment, alteration, suspension or discontinuation may not adversely affect any outstanding option or stock issuance without the consent of the holder. To the extent necessary and desirable to comply with applicable law, the Company must obtain stockholder approval of certain amendments to the Plan in the manner and to the degree required by such laws and regulations.

Additional Considerations for "Affiliates" of the Company.

     Certain officers and directors of the Company are considered "affiliates" of the Company, as that term is defined in Rule 144(a) under the Securities Act. Affiliates may resell Common Stock subject to the restrictions of Rule 144 or pursuant to an effective registration statement. Rule 144 requires that resales by affiliates satisfy the following conditions: (i) the resale must be made through a broker in an unsolicited "broker's transaction" or in a direct transaction with a "market maker," as those terms are defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) certain information about the Company must be publicly available; (iii) the amount of Common Stock sold in any three-month period must not exceed the greater of (A) one percent of the Common Stock outstanding as shown by the Company's most recent published report or statement, or (B) the average weekly reported volume of trading in the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale; and, (iv) if applicable, a Form 144 must be timely filed with the Securities and Exchange Commission. If the resale is by an affiliate pursuant to a registration statement, it may not be made in reliance on the registration statement on Form S-8 filed in connection with the issuance of the shares described in this Prospectus.
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                                TAX INFORMATION

     The following is a brief summary of the effect of U.S. federal income tax laws upon options and rights to purchase stock granted under the Plan based on U.S. federal income tax laws in effect as of the date of this Prospectus.

     This summary is not intended to be exhaustive and does not discuss the tax consequences of your death or the provisions of any income tax laws of any municipality, state or foreign country in which you may reside. You should consult your own tax advisor regarding the taxation of these options and rights to purchase stock.

     Incentive Stock Options. You recognize no taxable income upon the grant or exercise of an incentive stock option (unless the alternative minimum tax rules apply). If shares are issued to you pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of the shares is made by you within two years after the date of grant or within one year after the issuance of such shares to you, then:

     . upon the resale of such shares, any amount realized by you in excess of the option exercise price will be treated as a long-term capital gain and any loss sustained will be a long-term capital loss, and

     .  we will not be allowed any deduction for federal income tax purposes.

     If you dispose of shares acquired upon the exercise of an incentive stock option before the expiration of either holding period described above, generally:

     . you will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares, and

     .  we will be entitled to a tax deduction in the same amount.

Any further gain or loss realized by you will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by us.

     If an option designated as an incentive stock option first becomes exercisable in any calendar year for shares in which the aggregate fair market value exceeds $100,000, the exercise of such excess shares will be treated for income tax purposes as having been acquired by you pursuant to an nonstatutory stock option. For purposes of this rule:

     .  all incentive stock options we have granted to you are aggregated,

     . the fair market value of an option share is its value on the date of grant of the option, and
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     .  options are taken into account in the order in which they are granted.

     Nonstatutory Stock Options. With respect to nonstatutory stock options, no income is recognized by you at the time the option is granted. Generally, at exercise, ordinary income is recognized by you in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and we are entitled to a tax deduction in the same amount. Upon disposition of the shares by you, any gain or loss is treated as capital gain or loss. If you were an employee at the time of grant, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required.

     Stock Purchase Rights. Generally, no income will be recognized by you in connection with the grant of an stock purchase right or the exercise of the right for unvested stock, unless an election under Section 83(b) of the Code is filed with the Internal Revenue Service within thirty (30) days of the date of exercise of the stock purchase right. Otherwise, as our repurchase option lapses, you will recognize compensation income in an amount equal to the difference between the fair market value of the stock at the time our repurchase option lapses and the amount paid for the stock, if any. Upon your disposition of the shares, any gain or loss is treated as capital gain or loss. If you are also an employee, any amount treated as compensation will be subject to tax withholding by us, and we will be entitled to a tax deduction in that amount at the time you recognize ordinary income with respect to a stock purchase right.

     Capital Gain. Capital gains are grouped and netted by holding periods. Net capital gain on assets held for twelve (12) months or less is taxed currently at your highest marginal income tax rate. Net capital gain on assets held for more than twelve (12) months is taxed currently at a maximum federal rate of twenty percent (20%). Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

     Alternative Minimum Tax. The exercise of an incentive stock option granted under the Plan may subject you to the alternative minimum tax under Section 55 of the Code. In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if you had acquired them pursuant to a nonstatutory stock option. This may be particularly significant for shares which we have a repurchase option are purchased upon exercise of an incentive stock option. See "Nonstatutory Stock Options," above.

     Under certain circumstances, you may affect the timing and measurement of alternative minimum tax by filing an election with the Internal Revenue Service under Section 83(b) of the Code within thirty (30) days after the date of exercise of an incentive stock option. Accordingly, you should consult your own tax advisor prior to exercising an incentive stock option concerning the advisability of filing an election under Section 83(b) of the Code for alternative minimum tax purposes.
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     If you pay alternative minimum in excess of your regular tax liability, the amount of such alternative minimum relating to incentive stock options may be carried forward as a credit against any subsequent years' regular tax in excess of the alternative minimum tax.

          ADDITIONAL CONSIDERATIONS APPLICABLE TO SECTION 16 INSIDERS

     In certain circumstances, where the participant is an officer (as that term is used in Section 16 of the Exchange Act), director or beneficial owner of more than 10% of the Common Stock of the Company, the date upon which tax liability is incurred with respect to grants under the Plan may be deferred unless the awardee files an election with the Internal Revenue Service under Section 83(b) of the Code. All Section 16 Insiders are advised to consult with their personal tax advisors regarding the tax consequences of exercising options or other awards under the Plan and the advisability of filing an election under Section 83(b) of the Code. In addition, all Section 16 Insiders are advised to consult with the Company's Chief Financial Officer and with their own personal advisors regarding reporting and liability under Section 16 with respect to their transactions under the Plan.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents and information heretofore filed by Sonic Innovations, Inc. (the "Company") with the Securities and Exchange Commission are hereby incorporated by reference:

     (1) The Company's Prospectus dated May 1, 2000 filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended. This Prospectus contains audited financial statements for the fiscal year ended December 31, 1999.

     (2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Prospectus referred to in (1) above.

     (3) Any description of any securities of the Registrant which is contained in any registration statement filed after the date hereof under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from date of filing such documents.